Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statements of Civista Bancshares, Inc. (Company) on File Nos. 333-279708 and 333-202316 on Form S-8, File No. 333-282560 on Form S-3 and File No. 333-264111 on Form S-4 of Civista Bancshares, Inc. of our report dated March 14, 2024, with respect to our audit of the consolidated financial statements of the Company as of December 31, 2023, and for each of the years in the two-year period ended December 31, 2023, which report is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. We also consent to the incorporation by reference of our report dated March 14, 2024, with respect to our audit of the internal control over financial reporting of the Company as of December 31, 2023, which report was included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Our report contains an explanatory paragraph stating the Company changed its method of accounting for credit losses on financial instruments due to the adoption of Accounting Standards Codification Topic 326: Financial Instruments – Credit Losses.

/s/ Forvis Mazars, LLP

Cincinnati, Ohio

March 10, 2025